UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 19, 2021

CANOO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38824	82-1476189
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

19951 Mariner Avenue, Torrance, California 90503

(Address of principal executive offices) (Zip Code)

(424) 271-2144

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	GOEV	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	GOEVW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2021, Canoo Technologies Inc. (“Canoo”), a wholly-owned subsidiary of Canoo Inc. (the “Company”), entered into a Sales Agreement (the “Sales Agreement”), effective October 15, 2021, with Panasonic Industrial Devices Sales Company of America, a Division of Panasonic Corporation of America (“PIDSA”) and SANYO Electric Co., Ltd., acting through its Mobility Energy Business Division (“SANYO”, and, together with PIDSA, “Panasonic”) for the supply of lithium-ion battery cells.

Pursuant to the terms of the Sales Agreement, Panasonic has agreed to supply battery cells to Canoo through the end of 2026. The Sales Agreement provides for purchase commitments by Canoo during an initial purchase period from August 2022 through December 2023, with minimum aggregate payments of approximately $175 million depending on purchased volumes. Following the initial purchase period, Panasonic will supply battery cells based on rolling forecasts issued by Canoo, up to a maximum reserved production capacity of 8.5 million per month (“Capacity Reserve”), with payments and per unit pricing to vary based on annual purchase volumes.

In consideration of Panasonic’s expansion of supply to meet Canoo’s purchase volume requirements, Canoo will make a payment to Panasonic in the amount of $30 million, payable in tranches through March 2022. Panasonic has agreed to apply a credit to Canoo’s future purchases in the event that Panasonic secures alternative purchasers for any portion of the Capacity Reserve that is unused by Canoo, subject to certain conditions set forth in the Sales Agreement.

The Sales Agreement may be renewed for successive one year terms by mutual written agreement of the parties, executed not less than one hundred and eighty (180) days prior to the expiration of the then current term. The Sales Agreement may be terminated by either party without cause, upon one hundred twenty (120) days prior written notice to the other party; provided that, in the event that Panasonic terminates without cause within the first 36 months of execution of the Sales Agreement, Panasonic is obligated to refund Canoo a prorated portion of the $30 million payment described above. The Sales Agreement may also be terminated by either party upon the occurrence of certain customary events.

The Sales Agreement contains, among other provisions, certain indemnification rights in favor of both parties, limitations of liability, and customary confidentiality provisions.

In conjunction with the Sales Agreement, the parties also executed a Limited Warranty and Indemnity Sales Agreement, setting forth additional terms regarding, among other things, inspection of cells upon delivery and treatment of non-conforming cells, product warranty, indemnity, and recall.

The foregoing description of the material terms of the Sales Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Sales Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2021.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2021	CANOO INC.

	By:	/s/ Hector Ruiz
	Name:	Hector Ruiz
	Title:	General Counsel and Corporate Secretary

2